Execution Version

SECOND AMENDMENT TO

SECURITY AGREEMENTS AND CONVERTIBLE  PROMISSORY NOTE

THIS SECOND AMENDMENT TO SECURITY AGREEMENTS AND CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is effective as of the 1st day of August, 2009 (the “Effective Date”) and made by and among MILLENNIUM BIOTECHNOLOGIES, INC., a Delaware corporation having a place of business at 665 Martinsville Road, Suite 219, Basking Ridge, New Jersey 07920 (“Millennium”); MILLENNIUM BIOTECHNOLOGIES GROUP, INC., a Delaware corporation also having a place of business at 665 Martinsville Road, Suite 219, Basking Ridge, New Jersey 07920 (“MBG”) and VENTIV COMMERCIAL SERVICES, LLC, a New Jersey limited liability company having a place of business at 200 Cottontail Lane, Somerset, New Jersey 08873 (“Ventiv”).

WITNESSETH:

WHEREAS, Millennium is currently obligated to Ventiv pursuant to that certain Convertible Promissory Note in the original principal amount of $2,710,563.00 dated August 3, 2007 as amended by a first amendment to security agreements and convertible promissory note dated February 27, 2009 (the “Note”), which Note was given to memorialize and structure certain monetary obligations of Millennium to Ventiv for services rendered pursuant to that certain Service Agreement between Millennium and Ventiv dated as of April 1, 2006, as amended by that certain First Amendment to Service Agreement dated August 7, 2007 (such agreement, as so amended, the “Existing Service Agreement”);

WHEREAS, as security for the Note, Millennium and Ventiv entered into that certain Security Agreement dated August 3, 2007 as amended by a first amendment dated February 27, 2009 (the “Millennium Security Agreement”) whereby Millennium granted Ventiv a security interest in certain collateral owned by Millennium (the “Millennium Collateral”);

WHEREAS, as further security for the Note, on August 8, 2007 Millennium’s parent entity MBG executed a continuing guarantee (the “MBG Guarantee”) of Millennium’s obligations under the Note;

WHEREAS, as further security for the Note, and as security of MBG’s obligations under the MBG Guarantee, MBG and Ventiv entered into that certain Security Agreement also dated August 3, 2007 (the “MBG Security Agreement” and together with the Millennium Security Agreement, the “Security Agreements”) whereby MBG granted Ventiv a security interest in certain collateral owned by MBG;

WHEREAS, Millennium represents, warrants and covenants that it is offering to accredited investors up to 75 units of its securities at a unit purchase price of $100,000 (the “Offering”), each unit to include a secured senior note by Millennium in the amount of $100,000 (the “Unit Notes”);

WHEREAS, concurrently with this Agreement, Millennium and Ventiv are entering into a new Service Agreement (the “New Service Agreement”) which shall replace and supersede the Existing Service Agreement between the parties;

WHEREAS, the parties mutually desire to further amend the Note, and the Security Agreements in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Amendment, the parties hereby agree as follows:

1.      Estoppel.  Millennium and MBG (collectively, the “Millennium Parties”) each jointly and severally represent, warrant to Ventiv and agree as Follows:

1.1.           That the Note, the Security Agreements, and the MBG Guarantee (collectively, the “Original Loan Documents”) are in full force and effect and have not been modified;

1.2.           The Millennium Parties have duly authorized, executed and delivered to Ventiv this Amendment and the Original Loan Documents to which each is a party.  The Original Loan Documents and this Amendment constitute valid and binding obligations of each of the Millennium Parties that is a party thereto, enforceable against such party(ies) in accordance with their respective terms;

1.3.           That neither Millennium nor MBG have any offset, defense or counterclaim with respect to any of their respective obligations under the Existing Service Agreement or any of the Original Loan Documents (any such offset, defense or counterclaim as may now exist being hereby irrevocably waived by the Millennium Parties);

1.4.           That the Security Agreements create in favor of Ventiv a valid security interest and lien with respect to the Collateral (as such term is defined in the Security Agreements) which security interest and lien shall be released no sooner than ninety (90) days after the Final Payment Date (as such term is defined below) is received and negotiated by Ventiv;

1.5.           That the MBG Security Agreement creates in favor of Ventiv a valid security interest and lien with respect to the Collateral (as such term is defined in the MBG Security Agreement);

1.6.           The MBG Guarantee constitutes a valid and binding guarantee of MBG of the prompt and full repayment by Millennium to Ventiv of the Note in accordance with its terms.

1.7.           That the Millennium Parties hereby irrevocably and forever release and discharge Ventiv and its successors and assigns, of and from any and all liability, claims, cross-claims, demands, actions or causes of action whether presently known or unknown arising prior to the date hereof or in any way relating to the Original Loan Documents (as amended).

1.8.           That, except in connection with the Offering or as otherwise agreed to in writing by Ventiv (in it sole and absolute discretion), the Millennium Parties shall not (in any manner) hereafter lien or encumber any sales or revenue received or to be received by the Millennium Parties or Ventiv as a result of the Resurgex Project and/or Resurgex Service Agreement.

1.9.           That the representations and warranties contained in the Security Agreements are true and accurate and not misleading in any material respect as of the Effective Date, such representations being incorporated herein as if set forth herein at length.

2.      Ratification.        The Millennium Parties hereby each ratify, confirm and reaffirm in all respects and without condition, all of the terms, covenants and conditions set forth in the Original Loan Documents as expressly modified hereby, and hereby each acknowledge and agree that, after giving effect to this Amendment, each remains liable to Ventiv in accordance with the respective terms, covenant and conditions of such Original Loan Documents.

3.      Restructuring and Repayment of the Note.         The parties agree to restructure the terms of the Note as follows:

3.1.      Amendments to Note and Security Agreement.   The Note and Security Agreements are hereby amended as follows:

3.1.1        One Hundred Ten Thousand ($110,000) Dollars shall be paid in cash to Ventiv by Millennium on or before October 30, 2009 (the “Initial Payment”).  Upon Ventiv’s receipt of the Initial Payment:

(a) the principal balance together with accrued interest due and owing under the Note shall be reduced to Four Hundred Thousand ($400,000) Dollars of which One Hundred Fifty Thousand ($150,000) Dollars shall be paid in cash on or before February 1, 2010; and the remaining balance of Two Hundred and Fifty Thousand ($250,000) Dollars shall be paid in cash on or before June 1, 2010 (the “Final Payment Date”).  No interest shall accrue regarding such payments, and upon receipt in full of such payments aggregating $400,000 (on or before the Final Payment Date), the Note shall be fully paid and satisfied.  Notwithstanding anything to the contrary set forth above, in the event Ventiv does not receive $400,000 by the Final Payment Date, the outstanding balance shall accrue interest at the rate of ten percent (10%) per annum, compounded monthly, from the Final Payment Date until the principal shall be paid in full.

(b)  Section 3, Section 4 and Section 6.3.2 of the first amendment to the Note dated February 27, 2009 shall be of no further force or effect; and

(c) Ventiv shall execute a subordination agreement with the holders of the Unit Notes, in the form annexed hereto subordinating payment under the Note to the Unit Notes inclusive of all Unit Notes sold or to be sold in the Offering.

3.1.2         Contemporaneous with Ventiv’s receipt of the Initial Payment, and in exchange for the reduction of the Note as set forth in Section 3.1.1 above, MBG shall issue to Ventiv that certain Warrant to purchase Five Million (5,000,000) shares of MBG’s common stock (the “Warrant Stock”) which shall provide Ventiv with an option to purchase all or any portion of the Warrant Stock at any time(s) over a ten (10) year period at a purchase price of $0.20 per share of Warrant Stock.  Ventiv has been advised that MBG may not have a sufficient number of authorized shares of common stock reserved to cover the exercise of the Warrant Stock and accordingly, MBG in order to increase the number of shares authorized for issuance under its corporate charter, or alternatively to reverse split the number of shares of commons stock outstanding, will hold a meeting of its stockholders to amend its corporate charter within 120 days from the date hereof.  MBG hereby represents, warrants and covenants that it shall take any and all action required to provide for a sufficient number authorized shares of common stock to be reserved to cover the exercise of the Warrant Stock by Ventiv.

4     Miscellaneous.

4.1          Status of Original Loan Documents.  Except as expressly set forth herein, nothing herein is intended, nor shall it be construed, to amend, supplement or otherwise modify any of the parties’ other rights, duties and obligations pursuant to the Original Loan Documents, all of which remain in full force and effect.

4.2                  Attorney Review; Payment of Fees.

4.2.1       Millennium hereby acknowledges that it has been given a full and fair opportunity to review this Amendment and all other agreements, documents and other information referenced herein with an attorney of its choosing, after being afforded an opportunity and recommendation to do so by Ventiv.

4.2.2       Millennium acknowledges that by reason of Millennium’s inability repay the Note in accordance with the Original Loan Documents, Ventiv has incurred (and will incur) counsel fees and related costs and expenses in connection with the preparation, negotiation, execution and delivery of this Amendment.  Millennium understands that Ventiv has engaged the firm of Norris, McLaughlin & Marcus, P.A. (“NMM”) to perform such services.  In that regard, Millennium shall upon execution of this Amendment pay the fees, costs and expenses of such firm in connection therewith in an amount not to exceed Five Thousand Dollars ($5,000.00).  Ventiv shall provide Millennium with an invoice of such legal fees within forty-five (45) days of the date hereof and Millennium shall pay Ventiv within fifteen (15) days of its receipt of such invoice.  Any failure by Millennium to pay such invoice same shall be considered an Event of Default under the Note.

4.3          Further Assurances.  Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Amendment.

4.4                  Waiver.  The waiver by either party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

4.5                  Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  If this Amendment is executed in counterparts, no signatory hereto shall be bound unless and until each of the parties named below shall have duly executed or caused to be duly executed a counterpart of this Amendment.

4.6                  Entire Agreement.  This Amendment, the Original Loan Documents (as modified by this Amendment) contain the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding same.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

MILLENNIUM BIOTECHNOLOGIES, INC.

By:	/s/ Mark C. Mirken
Name: Mark C. Mirken
Title: Chief Executive Officer

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

By:	/s/ Mark C. Mirken
Name: Mark C. Mirken
Title: Chief Executive Officer

VENTIV COMMERCIAL SERVICES, LLC

By:	/s/ Michael P. Ryan
Name: Michael P. Ryan
Title: CFO, Ventiv Commercial Services LLC